Exhibit 3.2

CERTIFICATE OF AMENDMENT TO THE RESTATED

CERTIFICATE OF INCORPORATION OF IMARA INC.

(Pursuant to Section 242 of the

General Corporation Law of the State of Delaware)

Imara Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1.

A resolution was duly adopted by the Board of Directors of the Corporation pursuant to Section 242 of the General Corporation Law proposing this Amendment of the Corporation’s Restated Certificate of Incorporation and declaring the advisability of this Amendment of the Restated Certificate of Incorporation, which resolution setting forth the proposed amendment is as follows:

RESOLVED, that Article I of the Restated Certificate of Incorporation of the Corporation, as amended, be and hereby is deleted in its entirety and the following is inserted in lieu thereof:

“The name of the Corporation is Enliven Therapeutics, Inc.”

2.	This Certificate of Amendment of the Restated Certificate of Incorporation shall be effective as of 5:02 p.m. Eastern Time as of February 23, 2023.

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IN WITNESS WHEREOF, this Corporation has caused this Certificate of Amendment to the Restated Certificate of Incorporation to be signed by its President and Chief Executive Officer this 23rd day of February, 2023.

/s/ Rahul D. Ballal, Ph.D
Rahul D. Ballal, Ph.D
President and Chief Executive Officer